Exhibit 4.10
SUPPLEMENTAL INDENTURE
INVESCO HOLDING COMPANY LIMITED
IVZ, INC.
5.375% SENIOR NOTES DUE 2014
SUPPLEMENTAL INDENTURE NO. 2
DATED AS OF JUNE 9, 2009
U.S. Bank National Association, as Successor Trustee to SunTrust Bank,
AS TRUSTEE

SUPPLEMENTAL INDENTURE NO. 2
     SUPPLEMENTAL INDENTURE, dated as of June 9, 2009, among Invesco Holding Company Limited (f/k/a AMVESCAP PLC), a public limited company organized under the laws of England and Wales (the “Issuer”), IVZ, Inc., a Delaware corporation (the “New Guarantor”), and U.S. Bank National Association, as Successor Trustee to SunTrust Bank (the “Trustee”).
     WHEREAS, the Issuer, Invesco Aim Advisors, Inc. (f/k/a AIM Advisors, Inc.), Invesco Aim Management Group, Inc. (f/k/a AIM Management Group Inc.), Invesco North American Holdings, Inc. (f/k/a INVESCO North America Holdings, Inc.), Invesco Institutional (N.A.), Inc. (f/k/a INVESCO Institutional (N.A.), Inc.), Invesco Ltd. (all of the foregoing other than the Issuer collectively, the “Original Guarantors”) and the Trustee are parties to an Indenture, dated as of December 14, 2004, as amended by the Supplemental Indenture dated as of November 27, 2007 (the “Indenture”), pursuant to which the Issuer issued its 5.375% Senior Notes due 2014;
     WHEREAS, the Board of Directors of each of the Issuer and the New Guarantor has determined that it is in the best interests of the Issuer and the New Guarantor to authorize and approve supplements contained herein to the Indenture;
     WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Issuer and any affected Guarantor are authorized to execute and deliver a Supplemental Indenture to add any Guarantor of the Securities; and
     WHEREAS, the execution and delivery of this instrument have been duly authorized and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with.
     NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed, for the equal proportionate benefit of all Holders of the Securities, as follows:
     1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture.
     2. Addition of New Guarantor. Execution of this Supplemental Indenture shall evidence the Guarantee provided by the New Guarantor as fully as if endorsed on the Securities, and the New Guarantor agrees to be obligated pursuant to Article XIII of the Indenture. Notwithstanding the provisions of Section 13.03 of the Indenture, (i) the existing Securities shall not be required to be endorsed with the Guarantee provided by the New Guarantor, (ii) the validity and enforceability of such Guarantee shall not be affected by the fact that it is not affixed to any particular Security and (iii) the New Guarantor hereby agrees that its Guarantee shall remain in full force and effect notwithstanding any failure to endorse on the Securities a notation of its Guarantee.
     3. Compliance with Rule 3-10 of Regulation S-X. The Guarantee provided by the New Guarantor shall be interpreted in such a manner that such guarantee will be “full and unconditional” as those words are used in Rule 3-10 of Regulation S-X of the Securities and Exchange Commission, as currently in effect, and Holders shall automatically have any additional rights and remedies against the New Guarantor that may be necessary to yield that result.

     4. Effectiveness. On the date hereof, the Indenture shall be supplemented and amended in accordance herewith, this Supplemental Indenture shall form a part of the Indenture for all purposes and the Holders of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. The Trustee accepts the trusts created by the Indenture, as amended and supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as amended and supplemented by this Supplemental Indenture. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. This Supplemental Indenture shall become effective as of the date hereof at such time as executed counterparts of this Supplemental Indenture have been delivered by each party hereto to the other party hereto. The Issuer shall provide evidence to the Trustee regarding notice of this Supplemental Indenture being given to the Holders.
     5. Ratification of Indenture; Supplemental Indenture Part of Indenture. Each of the Issuer and the Trustee hereby confirms and reaffirms the Indenture in every particular except as amended and supplemented by this Supplemental Indenture. Except as supplemented and amended hereby, all provisions in the Indenture shall remain in full force and effect. All provisions of this Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as amended and supplemented by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument and all provisions in the Indenture and the Securities shall remain in full force and effect.
     6. Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Issuer, the New Guarantor or the Trustee shall bind their respective successors and assigns, whether so expressed or not.
     7. Benefits of Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and hereunder and the Holders of the Securities, any benefit or any legal or equitable right, remedy or claim under the Indenture or this Supplemental Indenture.
     8. Trustee Makes No Representation. The recitals herein shall be taken as the statements of the Issuer and the New Guarantor, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.
     9. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to applicable principles of conflicts of law thereof that would require the application of the law of any other state).
     10. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction hereof.
     11. TIA. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939 (the “TIA”) that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, such provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

     IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

INVESCO HOLDING COMPANY LIMITED

By:

Name:

Title:

IVZ, INC.

By:

Name:

Title:

U.S. BANK NATIONAL ASSOCIATION

By:

Name:

Title: